Exhibit 99.1

March 16, 2016

Dear Shareholder:

Structured as a finite-life investment program, since its inception the Company has employed a total return approach—capital appreciation plus current income—to drive value. Its successful value-add investment strategy has generated attractive property-level returns and has enabled the Company to return capital to shareholders through a series of special cash distributions.

Value Creation

On March 31, 2015, the Company paid a $1.00 per share special cash distribution to shareholders of record as of March 30, 2015. In accordance with the Company’s valuation policy, on the record date the Company’s estimated share value (ESV) was adjusted by the amount of the special distribution to $8.72 from $9.72. On November 20, 2015, the Board of Directors established a new ESV of $9.19, a 5.4% increase. The Board also authorized a $1.50 per share special cash distribution, which was paid on January 5, 2016 to shareholders of record as of December 31, 2015. Accordingly, on the December 31, 2015 record date, the ESV was adjusted to $7.69.

Over its life, the Company has paid to shareholders a total of $120.4 million in regular and special cash distributions, approximately 45% of the capital raised. This includes $1.19 per share of cumulative regular distributions* and a total of $3.50 per share of special cash distributions. As detailed in the table below, regular and special cash distributions together with the ESV suggest a total value of $12.38 per share, compared with an original offering price of $10.00 per share.

Total Value Creation Per Share

Adjusted ESV as of December 31, 2015	$7.69
Cumulative Regular Distributions*	1.19
Special Cash Distributions:
May 2012	0.50
September 2014	0.50
March 2015	1.00
January 2016	1.50
Total Value	$12.38

Solid Portfolio Performance

In 2015, the Company sold four investments: Babcock Self Storage, the Holstenplatz and Alte Jakobstrasse office buildings, and the Wimberly at Deerwood apartments. These asset sales generated double-digit simple average annual returns at the property level and produced an aggregate equity multiple of 1.6, before fees paid to the Company’s Advisor. In addition, a portion of the proceeds from these asset sales were distributed to shareholders as special cash distributions. The Board will continue to consider authorizing additional special cash distributions from time to time as investments are sold.

Simple Average Annual Returns on 2015 Asset Sales
(Property-level Returns)

Investments	Average Annual Returns**
Babcock Self Storage	30.1%
Alte Jakobstrasse	12.6%
Holstenplatz	21.4%
Wimberly at Deerwood	18.0%
Aggregate Equity Multiple**	1.6

Conclusion

Management’s ongoing focus is on maximizing value for the Company. This includes identifying the appropriate time to sell the Company’s existing equity investments. As the Company continues to dispose of assets, the Board will consider authorizing additional special cash distributions from asset sales.

Sincerely,

Thomas P. Kennedy
President

*Regular distributions paid since inception per weighted average shares outstanding. The actual regular distributions a shareholder received will vary based on the date the shareholder invested.

**Before fees paid to the Company’s Advisor.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, including discussion and analysis of the financial condition of the Company and its subsidiaries and other matters. These forward-looking statements are not historical facts but are the intents, beliefs or current expectations of our management based on their knowledge and understanding of our business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” and variations of these words and similar expressions are intended to identify forward-looking statements. We intend that such forward-looking statements be subject to the safe harbor provisions created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution you not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this document. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

IMPORTANT RISK FACTORS TO CONSIDER

Factors that could cause actual results to differ materially from any forward-looking statements made in the presentation include but are not limited to:  market and economic challenges experienced by the U.S. and global economies or real estate industry as a whole and the local economic conditions in the markets in which our investments are located; the availability of cash flow from operating activities for special distributions, if any; conflicts of interest arising out of our relationships with our advisor and its affiliates; our ability to retain our executive officers and other key personnel of our advisor, our property manager and their affiliates; our level of debt and the terms and limitations imposed on us by our debt agreements; the availability of credit generally, and any failure to obtain debt financing at favorable terms or a failure to satisfy the conditions and requirements of that debt; our ability to make accretive investments in a diversified portfolio of assets; future changes in market factors that could affect the ultimate performance of our development or redevelopment projects, including but not limited to construction costs, plan or design changes, schedule delays, availability of construction financing, performance of developers, contractors and consultants and growth in rental rates and operating costs; our ability to secure leases at favorable rental rates; our ability to sell our assets at a price and on a timeline consistent with our investment objectives; impairment charges; unfavorable changes in laws or regulations impacting our business, our assets or our key relationships; and factors that could affect our ability to qualify as a real estate investment trust.  The forward-looking statements should be read in light of these and other risk factors identified in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission.